July 11, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Anfield Diversified Alternatives ETF’s statements included under Item 13(a)(4) of its Form N-CSR filed on July 11, 2022 and we agree with such statements concerning our firm made in paragraphs two and three. We have no basis to agree or disagree with the statements in paragraph one and four of Exhibit 13(a)(4).

Sincerely,

/s/ RSM US LLP